Exhibit 10.26 Consulting Agreement between the Company and the Abraham Group dated October 1, 2008

THE ABRAHAM GROUP LLC

Engagement Agreement

We are pleased to confirm our mutual understanding in this engagement agreement (this "Agreement") effective as of October 1, 2008 between The Abraham Group, LLC ("TAG") and Sunovia Energy Technologies Inc. ("SUNOVIA"), the "Parties," as follows:

I. Services

TAG agrees to provide the following services to SUNOVIA (the "Consulting Services") as outlined in our Proposal Memorandum: (i) Assistance with expansion and growth; (ii) Assistance with brand building; (iii) Assistance with public relations, marketing and business development;

(iv) Strategic advice and assistance in Washington and key states; and (v) Assistance with the advisory board and other personnel matters.

TAG will perform the Consulting Services in a professional manner and in accordance with applicable ethical, industry and professional standards. Each of TAG and SUNOVIA shall comply with all applicable laws and regulations.

TAG reserves the right to approve in advance any use of the name, brand or personal image, as the case may be, of The Abraham Group, or any of its members, employees, agents or consultants, in any written documents or materials produced by SUNOVIA or its employees or agents for external purposes, including without limitation briefing slides, marketing material or public relations documents.

II. Compensation and Expenses

A. Consulting Services:

1.

SUNOVIA shall pay to TAG a monthly retainer in the amount of $10,000 (the "Retainer"). So long as this Agreement remains in effect, the Retainer shall be payable on the first day of each month. The first payment shall be payable with receipt of the final signed agreement. Future payments shall be payable in response to monthly invoices to be sent by TAG. Upon closing of the next round of financing (anticipated during lQ 2009), the Retainer will be increased to $25,000 per month. At that time, agreement between the SUNOVIA and TAG dated shall be amended to include more favorable terms specific to Abraham's ability to travel and attend mutually agreed upon events as a SUNOVIA advisor.

2. Until the retainer is at the $25,000 a month level, the Parties agree that TAG is unable to travel at the request of SUNOVIA; therefore, TAG will provide SUNOVIA dates and locations of TAG's existing travel and will make good faith efforts to incorporate SUNOVIA participation.

3.SUNOVIA will issue or cause to be issued to TAG 100,000 shares of common stock of SUNOVIA on the first day of each quarter, beginning in 1Q 2009 and ending in 4Q 2010 (8 issuances). Assuming TAG is not considered an affiliate of Sunovia (director, officer or 10% stockholder), these shares will be available for re-sale under Rule 144 six months following each issuance (each, a "Release Date"). SUNOVIA shall comply with all necessary regulatory or filing requirements so that the TAG shares may be sold under

Rule 144 as of each respective Release Date. If, for whatever reason, TAG is unable to sell its shares under Rule 144, Sunovia hereby agrees to repurchase at fair market value such number of shares as may be necessary to cover the tax liability to TAG (or its members) in a given year arising from the original issuance. If the fair market value of all TAG shares available for repurchase is insufficient to cover such tax liability,

SUNOVIA shall pay TAG a gross-up amount in cash equal to the difference between

TAG's tax liability and the fair market value of all repurchased shares. For purposes hereof, the term "fair market value" shall mean the last reported sale price of a share of SUNOVIA common stock on the last trade reported prior to the relevant Release Date

(or the average closing bid and asked prices for such day if no such sale is made on such day).

4. SUNOVIA will issue TAG an option to purchase 200,000 shares of common stock with an expiration period of 5 years, an exercise price equal to 75% of the market bid price as of the date of grant, and a vesting schedule and other terms and conditions as set forth in that certain Nonstatutory Stock Option Agreement between SUNOVIA and TAG of even date herewith.

5. TAG will become a member of Craca Properties LLC ("CRACA"), owning 0.1% (one tenth of one percent) of such entity. TAG to execute and deliver a counterpart to the CRACA Operating Agreement dated SUNOVIA represents and warrants that CRACA holds an option to purchase 500,000,000 shares of SUNOVIA (the "CRACA Option") and that TAG's interest in CRACA is the equivalent of an option to purchase 500,000 SUNOVIA common shares at the exercise price specified in the CRACA Option.

B. Other Services:

TAG may also agree to participate in additional projects or provide additional services, as may be mutually agreed to between TAG and SUNOVIA. In consideration for such participation or the provision of such services, TAG and SUNOVIA shall mutually agree on a fee schedule, which shall be attached to this Agreement as an addendum at that time. Should TAG determine that any request for services by SUNOVIA falls outside the scope of this agreement, TAG shall promptly notify SUNOVIA. Such notification shall include (i) what portion of the request TAG believes falls outside of the agreement and (ii) the anticipated fees to perform the work. TAG shall not commence any such work without the prior consent of SUNOVIA.

C.

Expenses:

SUNOVIA shall reimburse TAG for all reasonable and necessary out-of-pocket expenses incurred in connection with the provision of the Consulting Services, such as computer-based research charges, express mail delivery and postage costs, long distance and other telecommunications charges, messenger services and business-class travel accommodations. All such expenses shall be submitted to Sunovia for payment accompanied by appropriate documentation. Travel by TAG shall not be undertaken without the prior consent of SUNOVIA.

D. Representations; Covenants:

SUNOVIA represents and warrants that the options granted pursuant to Sections II(A)(4) and (5) above, and all applicable SUNOVIA and CRACA stock option and equity incentive plans are compliant with the Internal Revenue Code, including, without limitation, Section 409A thereof. SUNOVIA, on behalf of itself and CRACA, covenants to take all actions necessary to maintain compliance with the foregoing and all other applicable tax laws. SUNOVIA hereby agrees to hold TAG harmless from and against all liabilities, damages, fines, penalties, and expenses arising in connection with any breach by SUNOVIA breach of the foregoing representations and covenants. TAG hereby represents that it is an accredited investor as that term is defined in Regulation D as promulgated under the Securities Act of 1933, as amended.

III. Term and Termination

Subject to the provisions for termination provided herein, the Agreement shall be in effect for a period of two years from the date hereof (the "Term"). The parties may renew this Agreement upon mutually agreed terms.

In the event that SUNOVIA is dissatisfied with the performance of TAG during the Term, SUNOVIA shall notify TAG in writing and provide a 60-day period for TAG to cure the specified deficiency. In the event that SUNOVIA is not reasonably satisfied by the cure, this Agreement may be terminated upon 10 days written notice following the end of the cure period. SUNOVIA may also terminate this Agreement immediately upon written notice in the event of gross negligence or willful misconduct by TAG in the performance of the Consulting Services.

IV. Non-Disclosure and Conflicts

Except as contemplated by the terms hereof, as required by applicable law, or pursuant to an order entered or subpoena issued by a court of competent jurisdiction, each Party shall, during the term of this Agreement and thereafter, keep confidential the terms of this Agreement and all material non-public information provided to it by the other. In ensuring confidentiality of such information received from the other, each Party shall use the same care as it uses with its own information, but not less than reasonable care. Each Party agrees not to disclose such information to any third party, other than its employees and advisors as the Party determines have a need to know in connection with services provided hereunder, each of whom shall be advised of the confidentiality requirements of this Agreement and agree to be bound by the terms hereof.

TAG often represents several businesses that participate in the same or related industries, and believes that doing so affords a better understanding of the dynamics and regulatory issues related to those industries. In keeping with ethical standards, TAG shall not knowingly enter into another engagement that would conflict with the provision of the Consulting Services. In the event that a conflict arises, TAG and SUNOVIA agree to work together in good faith to reach a resolution satisfactory to the Parties.

V. Indemnification

SUNOVIA shall indemnify and hold harmless TAG, its members, officers, directors, employees, agents and affiliates (each being an "Indemnified Person") from and against losses, costs, expenses, claims, damages or other liabilities, including costs of litigation and reasonable attorney fees, (collectively "TAG Losses") to which Indemnified Persons may become subject under any applicable law, or any claim made by any third party, or otherwise, to the extent those TAG Losses relate to, arise out of or are incurred in connection with the performance of the Consulting Services or the engagement of TAG by SUNOVIA, or any breach by SUNOVIA of the terms hereof; provided, however, that Indemnified Persons shall not be indemnified for TAG Losses that are due solely to the gross negligence or willful misconduct of TAG. To the extent of Sunovia’s obligations under the preceding sentence, SUNOVIA shall reimburse Indemnified Persons for all reasonable expenses (including fees and expenses of counsel) as they are incurred in connection with investigating, preparing, pursuing, or defending any pending or threatened action, claim, suit, investigation or proceeding for which Indemnified Persons would be entitled to indemnification hereunder.

TAG shall indemnify and hold harmless SUNOVIA and its officers, directors, employees and affiliates from and against losses, costs, expenses, claims, damages or other liabilities, including costs of litigation and reasonable attorney fees, (collectively "SUNOVIA Losses") to the extent that the SUNOVIA Losses are due solely to the gross negligence or willful misconduct of TAG. Notwithstanding any provision contained herein to the contrary, the terms of this Section V shall survive the termination or expiration of this Agreement.

VI. Applicable Law; Entire Agreement

This agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

This Agreement sets forth the entire agreement and understanding of the Parties with respect to this engagement, and supersedes all prior agreements, whether written or oral, regarding the matters described herein, and may only be amended in writing by duly authorized employees of each Party. This Agreement may not be assigned or delegated by either Party without the express written consent of the other Party. The benefits of, and obligations and liabilities under this Agreement shall inure to, and be binding upon, the respective successors and permitted assigns (whether by merger, acquisition, or otherwise) of the Parties and of the Indemnified Persons. This Agreement may be executed via facsimile and in counterparts, each of which shall be deemed an original and all of which taken together shall constitute one and the same instrument.

***

IN WITNESS WHEREOF, this Agreement has been duly executed as of the date first above written.

THE ABRAHAM GROUP, LLC

BY: __________

Joseph P.  McMonigle President & Chief Operating Officer

ACCEPTED AND AGREED:

SUNOVIA ENERGY TECHNOLOGIES, INC.

By: __________________________

Carl Smith, Chief Executive Officer

SUNOVIA ENERGY TECHNOLOGIES, INC.

NONSTATUTORY STOCK OPTION AGREEMENT

THIS NONSTATUTORY STOCK OPTION AGREEMENT ("Agreement") is made and entered into as of the date set forth below, by and between SUNOVIA ENERGY TECHNOLOGIES, INC., a Nevada corporation (the "Company"), and The Abraham Group, LLC ("Optionee"):

In consideration of the covenants herein set forth, the parties hereto agree as follows:

1. Option Information.

(a) Date of Option: October 1, 2008

(b) Optionee: The Abraham Group, LLC

(c) Number of Shares: 200,000 shares of common stock

(d) Exercise Price: 75% of the market bid as of 10/1/08

2. Acknowledgements.

(a) The Board of Directors (the "Board" which term shall include an authorized committee of the Board of Directors) have heretofore adopted a 2008 Incentive Stock Plan (the "Plan"), pursuant to which this Option is being granted; and

(b) The Board has authorized the granting to Optionee of a nonstatutory stock option ("Option") to purchase shares of common stock of the Company ("Stock") upon the terms and conditions hereinafter stated and pursuant to an exemption from registration under the Securities Act of 1933, as amended (the "Securities Act") provided by Regulation D and/or Rule 701 thereunder.

3. Shares; Price. Company hereby grants to Optionee the right to purchase, upon and subject to the terms and conditions herein stated, the number of shares of Stock set forth in Section I(c) above (the "Shares") for cash (or other consideration as is authorized under the Plan and acceptable to the Board of Directors of the Company, in their sole and absolute discretion) at the price per Share set forth in Section I(d) above (the "Exercise Price") or on a cashless basis as set forth in Section 6 of this Agreement.

4. Term of Option; Continuation of Service. This Option shall expire, and all rights hereunder to purchase the Shares shall terminate, five (5) years from the date hereof.

5. Vesting of Option. This Option shall become exercisable in eight (8) equal quarterly installments of twelve and one-half percent (12.5%) of the Shares covered by this Option, beginning January 1, 2009, with each installment exercisable upon vesting. The installments shall be cumulative (i.e., this option may be exercised, as to any or all shares covered by an installment, at any time or times after an installment becomes exercisable and until expiration or termination of this option). The Shares covered by this Option shall cease to vest if that certain Advisory Agreement between the Company and [Spencer Abraham], dated as of the date hereof (the "Advisory Agreement"), shall be terminated by the Company for Cause (as defined in the Advisory Agreement).

6. Exercise. This Option shall be exercised by delivery to the Company of (a) written notice of exercise stating the number of Shares being purchased (in whole shares only) and such other information set forth on the form of Notice of Exercise attached hereto as Appendix A, and (b) a check or cash in the amount of the Exercise Price of the Shares covered by the notice (or such other consideration as has been approved by the Board of Directors consistent with the Plan). Notwithstanding anything to the contrary contained in this Option, this Option may be exercised by presentation and surrender of this Option to the Company at its principal executive offices with a written notice of the holder's intention to effect a cashless exercise, including a calculation of the number of shares of Common Stock to be issued upon such exercise in accordance with the terms hereof (a "Cashless Exercise"). In the event of a Cashless Exercise, in lieu of paying the Exercise Price in cash, the holder shall surrender this Option for that number of shares of Common Stock determined by multiplying the number of Shares to which it would otherwise be entitled by a fraction, the numerator of which shall be the difference between the then current Market Price per share of the Common Stock and the Exercise Price, and the denominator of which shall be the then current Market Price per share of Common Stock. For example, if the holder is exercising 100,000 Options with a per share exercise price of $0.75 per share through a cashless exercise when the Common Stock's current Market Price per share is $2.00 per share, then upon such Cashless Exercise the holder will receive 62,500 shares of Common Stock. Market Price is defined as the average of the last reported sale prices on the principal trading market for the Common Stock during the five (5) trading days immediately preceding such date.

7. [Intentionally deleted].

8. [Intentionally deleted].

9. No Rights as Shareholder. Optionee shall have no rights as a shareholder with respect to the Shares covered by any installment of this Option until the effective date of issuance of the Shares following exercise of this Option, and no adjustment will be made for dividends or other rights for which the record date is prior to the date such stock certificate or certificates are issued except as provided in Section 10 hereof.

10. Recapitalization. Subject to any required action by the shareholders of the Company, the number of Shares covered by this Option, and the Exercise Price thereof, shall be proportionately adjusted for any increase or decrease in the number of issued shares resulting from a subdivision or consolidation of shares or the payment of a stock dividend, or any other increase or decrease in the number of such shares effected without receipt of consideration by the Company; provided however that the conversion of any convertible securities of the Company shall not be deemed having been "effected without receipt of consideration by the Company".

In the event of a proposed dissolution or liquidation of the Company, a merger or consolidation in which the Company is not the surviving entity, or a sale of all or substantially all of the assets or capital stock of the Company or any other similar transaction, liquidation, recapitalization or reorganization (any such action, a "Reorganization"), there shall thereafter be deliverable, upon exercise of this Option (in lieu of the number of Shares theretofore deliverable) the number of shares of stock or other securities or property to which a holder of the number of shares of Common Stock that would otherwise have been deliverable upon exercise of this Option would have been entitled upon such Reorganization if such Option had been exercised in full immediately prior to such Reorganization.

Subject to any required action by the shareholders of the Company, if the Company shall be the surviving entity in any merger or consolidation, this Option thereafter shall pertain to and apply to the securities to which a holder of Shares equal to the Shares subject to this Option would have been entitled by reason of such merger or consolidation, and the installment provisions of Section 5 shall continue to apply.

In the event of a change in the shares of the Company as presently constituted, which is limited to a change of all of its authorized Stock without par value into the same number of shares of Stock with a par value, the shares resulting from any such change shall be deemed to be the Shares within the meaning of this Option.

To the extent that the foregoing adjustments relate to shares or securities of the Company, such adjustments shall be made by the Board, whose determination in that respect shall be final, binding and conclusive.

The grant of this Option shall not affect in any way the right or power of the Company to make adjustments, reclassifications, reorganizations or changes in its capital or business structure or to merge, consolidate, dissolve or liquidate or to sell or transfer all or any part of its business or assets.

If the Company (i) pays any dividend, or makes any distribution, or repurchases or redeems any of its capital stock, or (ii) offers any subscription rights pro rata to the holders of its capital stock any additional shares of stock of any class or any other rights, then at least 15 days prior to the record date for such action, the Company will send written notice (by first class mail, postage prepaid, addressed to the Optionee at its address shown on the books of the Company) of the dates on which (A) the Company will close its books or take a record for such action, (B) such action will occur and (C) the holders of capital stock of record will participate in such action.

If the Company (i) enters into any Reorganization or reclassification of its capital stock, or (ii) is the subject of a voluntary or involuntary dissolution, liquidation or winding up of the Company, then at least 15 days prior to such action, the Company will send written notice (by first class mail, postage prepaid, addressed to the Optionee at its address shown on the books of the Company) of the dates on which (A) the Company will close its books or take a record for such action, (B) such action will occur and (C) the holders of capital stock of record may exchange their capital stock for securities or other property deliverable upon such action.

11. Taxation upon Exercise of Option. Optionee understands that, upon exercise of this Option, Optionee will recognize income, for Federal and state income tax purposes, in an amount equal to the amount by which the fair market value of the Shares, determined as of the date of exercise, exceeds the Exercise Price. The acceptance of the Shares by Optionee shall constitute an agreement by Optionee to report such income in accordance with then applicable law and to cooperate with Company in establishing the amount of such income and corresponding deduction to the Company for its income tax purposes. Withholding for federal or state income and employment tax purposes will be made, if and as required by law, from Optionee's then current compensation, or, if such current compensation is insufficient to satisfy withholding tax liability, the Company may require Optionee to make a cash payment to cover such liability as a condition of the exercise of this Option.

12. Modification, Extension and Renewal of Options. The Board or Committee, as described in the Plan, may modify, extend or renew this Option or accept the surrender thereof (to the extent not theretofore exercised) and authorize the granting of a new option in substitution therefore (to the extent not theretofore exercised), subject at all times to the Plan and the Code. Notwithstanding the foregoing provisions of this Section 12, no modification shall, without the consent of the Optionee, alter to the Optionee's detriment or impair any rights of Optionee hereunder.

13. Investment Intent; Restrictions on Transfer.

(a) Optionee represents and agrees that if Optionee exercises this Option in whole or in part, Optionee will in each case acquire the Shares upon such exercise for the purpose of investment and not with a view to, or for resale in connection with, any distribution thereof; and that upon such exercise of this Option in whole or in part, Optionee shall furnish to the Company a written statement to such effect, satisfactory to the Company in form and substance. If the Shares represented by this Option are registered under the Securities Act, either before or after the exercise of this Option in whole or in part, the Optionee shall be relieved of the foregoing investment representation and agreement and shall not be required to furnish the Company with the foregoing written statement.

(b) Optionee further represents that Optionee has had access to the financial statements or books and records of the Company, has had the opportunity to ask questions of the Company concerning its business, operations and financial condition, and to obtain additional information reasonably necessary to verify the accuracy of such information

(c) Unless and until the Shares represented by this Option are registered under the Securities Act or available for resale in accordance with Rule 144, all certificates representing the Shares and any certificates subsequently issued in substitution therefor and any certificate for any securities issued pursuant to any stock split, share reclassification, stock dividend or other similar capital event shall bear legends in substantially the following form:

THESE SECURITIES HAVE NOT BEEN REGISTERED OR OTHERWISE QUALIFIED UNDER THE SECURITIES ACT OF 1933 (THE 'SECURITIES ACT') OR UNDER THE APPLICABLE OR SECURITIES LAWS OF ANY STATE. NEITHER THESE SECURITIES NOR ANY INTEREST THEREIN MAY BE SOLD, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF REGISTRATION U1\IDER THE SECURITIES ACT OR ANY APPLICABLE SECURITIES LAWS OF ANY STATE, UNLESS PURSUANT TO EXEMPTIONS THEREFROM.

and/or such other legend or legends as the Company and its counsel deem necessary or appropriate. Appropriate stop transfer instructions with respect to the Shares have been placed with the Company's transfer agent.

14. Stand-off Agreement. Optionee agrees that, in connection with any registration of the Company's securities under the Securities Act, and upon the request of the Company or any underwriter managing an underwritten offering of the Company's securities, Optionee shall not sell, short any sale of, loan, grant an option for, or otherwise dispose of any of the Shares (other than Shares included in the offering) without the prior written consent of the Company or such managing underwriter, as applicable, for a period of at least 180 days following the effective date of registration of such offering.

15. [Intentionally deleted]

16. Notices. Any notice required to be given pursuant to this Option or the Plan shall be in writing and shall be deemed to be delivered upon receipt or, in the case of notices by the Company, five (5) days after deposit in the U.S. mail, postage prepaid, addressed to Optionee at the address last provided by Optionee to the Company.

17. Agreement Subject to Plan; Applicable Law. This Option is made pursuant to the Plan and shall be interpreted to comply therewith. A copy of such Plan is available to Optionee, at no charge, at the principal office of the Company. Any provision of this Option inconsistent with the Plan shall be considered void and replaced with the applicable provision of the Plan. This Option has been granted, executed and delivered in the State of Nevada, and the interpretation and enforcement shall be governed by the laws thereof and subject to the exclusive jurisdiction of the courts therein.

IN WITNESS WHEREOF, the parties hereto have executed this Option as of the date first above written.

COMPANY: SUNOVIA ENERGY TECHNOLOGIES, INC.,

_______________________

Carl L. Smith

Title: Chief Executive Officer

OPTIONEE: THE ABRAHAM GROUP, LLC

__________________________________

Joseph McMonigle

President